Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 21, 2011, relating to the consolidated financial statements and financial statement schedule of ValueVision Media, Inc. and subsidiaries, and the effectiveness of ValueVision Media, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ValueVision Media, Inc. and subsidiaries for the year ended January 29, 2011.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Minneapolis, Minnesota

June 30, 2011